UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: June 26, 2003
___________________________________
Myrient, Inc.
( Exact name of registrant as specified in its charter)

Nevada	33-0662114

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

65 Enterprise
Aliso Viejo, California
(949) 794-3000
(Address of principal executive offices)
________________________________________________

Bryan Turbow
President
65 Enterprise
Aliso Viejo, California
(Name and address of agent for service)
(949) 794-3000
(Telephone number, including area code of agent for service)

with a copy to:
Mark L. Baum
The Baum Law Firm
249 South Highway 101, Suite 432
Solana Beach, California 92075
(858) 523-1112

Section 13, subsection (l) of the Securities and Exchange Act of 1934 states: "Each issuer reporting under section 13(a) or 15(d) shall disclose to the public on a rapid and current basis such additional information concerning material changes in the financial condition or operations of the issuer, in plain English, which may include trend and qualitative information and graphic presentations, as the Commission determines, by rule, is necessary or useful for the protection of investors and in the public interest."

With this in mind, Myrient makes the following disclosures:

Item 5. Other Events and Regulation FD Disclosure .

Settlement with former CEO and Vice-Chairman

As was previously disclosed, most recently in Part II, Item 1 and in the related Notes to the Company's Financial Statements in the Company's Form 10QSB (for the quarter ended February 28, 2003) filed May 30, 2003, the Company was a party to several lawsuits (the "Matter") involving Myrient, its former CEO and Vice-Chairman Toan V. Dinh ("Dinh") and various other parties (the parties to the Matter shall hereinafter be collectively referred to as the "Parties" and individually as a "Party").

On June 20, 2003, the Parties to the Matter executed a Settlement and Release Agreement ("Agreement").

With respect to the Agreement, it is relevant that: (i) the Agreement provides for the dismissal, with prejudice, of all lawsuits, counter-claims and cross-claims related to the Matter, by and between the Parties to the Matter; (ii) the voluntary cancellation of approximately 3 million common shares and any and all stock options owned by a Party to the Matter; (iii) the cancellation of all outstanding promissory notes owed by Myrient in favor of a Party to the Matter; (iv) the assumption by a Party to the Matter (other than Myrient) of all responsibility to satisfy a judgment valued at more than USD $700,000.00**; and (v) the cancellation and reversal of all obligations (the principal amount of which was more than USD $1,370,000.00) owed by Myrient, and partially guaranteed by Mr. Turbow, Myrient's President, in favor of two Parties to the Matter.

The Company's upcoming quarterly statement shall reflect the effect of the Agreement.

** The aforementioned judgment liability and related accrued interest and expenses will not be canceled and reversed until after the judgment has been satisfied pursuant to the Agreement.

Pending Foreclosure by Bank

The Company has been notified by the holder of its primary line of credit bank that it intends to foreclose on the collateral for its defaulted notes. The obligation to repay the notes is secured by all the assets of the Company including intellectual property and all accounts receivable. The Company has been unable to repay the notes and has been advised by the holder that it intends to exercise its rights in respect of the security interest the holder has pursuant to the terms of the California Uniform Commercial Code and all other applicable law and equitable principles.

In order to minimize its potential liability from customers, the Company has referred its hosting customers to a qualified alternative provider that can provide uninterrupted hosting services at the same price and terms. The Company has agreed to provide technical assistance to this alternate provider for a fee.

As a result of the foregoing, the Company has ceased its business operations and terminated all remaining full-time employees. The Company continues to employ professionals and former employees on an hourly consulting basis for the purposes of maintaining the Company’s required financial functions including the preparation of its quarterly and annual SEC filings, and to pursue the reduction of the Company’s liabilities through negotiations with its creditors.

Correction of Error in Financial Statements in the February 28, 2003 Form 10QSB

In its financial statements accompanying the previous Form 10QSB (for the quarter ended February 28, 2003), the Company overstated its Accumulated Deficit by $67,806.00 on its Consolidated Balance Sheet. The Company hereby attaches its Restated Balance Sheet for the stated period, correcting said error.

Myrient, Inc.

June 26, 2003
/s/ Bryan Turbow
President